Exhibit 99.1

InfoSonics Receives NASDAQ Extension and

Transfers to NASDAQ Capital Market

SAN DIEGO, November 3, 2010 – InfoSonics Corporation (NASDAQ: IFON) announced today that on November 2, 2010 it received notification that The NASDAQ Stock Market approved InfoSonics’ application to transfer its stock listing to The NASDAQ Capital Market from its current position on The NASDAQ Global Market. The transfer will be effective at the opening of the market on Thursday, November 4, 2010. The Company’s stock symbol, “IFON”, will not change as a result of the transfer.

In accordance with NASDAQ Marketplace Rules, the Company also reported that it has been granted an additional 180-day compliance period until May 2, 2011 to demonstrate compliance with the minimum $1.00 bid price requirement of The NASDAQ Capital Market.

The Company’s market transfer is in response to the notice it received from NASDAQ on May 4, 2010 stating that for 30 consecutive days the bid price for the Company’s common stock had closed below the minimum $1.00 per share as required by Marketplace Rule 5550(a)(1) for continued listing on the NASDAQ Global Market, and was a prerequisite condition to receiving the additional compliance period. The Company’s initial compliance period ended November 1, 2010.

About InfoSonics Corporation

InfoSonics is a provider of wireless handsets and related products to carriers and distributors in Latin America and Asia Pacific. The Company distributes products supplied by OEMs and also designs, develops, manufactures, markets, sells and provides after-sales support for its own proprietary line of products under the verykool® and other private label brands. Additional information can be found on our corporate website at www.infosonics.com and www.verykool.net.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that are difficult to predict. Such forward-looking statements are not guarantees of performance and actual results could differ materially due to a number of important factors, including, but not limited to: (i) the ability of the Company’s common stock to maintain a closing bid price of $1.00 per share or higher for a minimum of 10 consecutive trading days; (ii) risks related to the Company’s ability to maintain compliance with other Nasdaq continued listing requirements and (iii) Nasdaq’s discretionary authority regarding the appeal process. Reference is also made to other risks and factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contacts:

Vernon A. LoForti

Chief Financial Officer

vern.loforti@infosonics.com

858-373-1675

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